                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                     among

                                   CONSILIUM,

                             CONSILIUM TAIWAN, INC.

                    SYSTEMATIC DESIGNS INTERNATIONAL, INC.,

                            and JEN-SHIH JESSI NIOU



                                  July 2, 1996

                               TABLE OF CONTENTS
                                                                            PAGE

RECITALS.................................................................    1

1.   Definitions.........................................................    1
     1.1   "Assumed Liabilities".........................................    1
     1.2   "Consulting Contracts"........................................    1
     1.3   "Derivative Product" or "Derivative Work".....................    1
     1.4   "Excluded Liabilities"........................................    1
     1.5   "Leases"......................................................    2
     1.6   "Purchased Assets"............................................    2
     1.7   "Seller Software Products"....................................    2
     1.8   "Taiwan Business".............................................    2
     1.9   "Taiwan Subcontractors".......................................    2

2.   The Purchased Assets................................................    2
     2.1   Transfer and Delivery of Assets...............................    2
     2.2   Consideration for Sale........................................    3
     2.3   Assumption of Liabilities.....................................    6
     2.4   Allocation of Purchase Price..................................    7
     2.5   Sales and Use Taxes...........................................    7

3.   Representations and Warranties of Seller and the Shareholder........    7
      3.1  Organization..................................................    7
      3.2  Authorization.................................................    8
      3.3  Capital Structure.............................................    8
      3.4  No Conflict; Consents.........................................    8
      3.5  Financial Information.........................................    9
      3.6  Compliance With Other Instruments.............................    9
      3.7  No Material Adverse Changes...................................    9
      3.8  Taxes.........................................................    9
      3.9  Title; Transfer Free of Liens.................................   10
     3.10  Intellectual Property Rights..................................   10
     3.11  Agreements, Contracts and Commitments.........................   12
     3.12  Restrictions on Business Activities...........................   12
     3.13  Litigation....................................................   12
     3.14  Government Approvals; Consents................................   13
     3.15  Employees.....................................................   13
     3.16  Employee Benefits.............................................   13
     3.17  Environmental Matters.........................................   13
     3.18  Labor Matters.................................................   14
     3.19  Compliance with Laws..........................................   14
     3.20  Governmental Authorizations and Licenses......................   14
     3.21  Complete Copies of Materials..................................   14
     3.22  Representations Complete......................................   14
     3.23  Securities Act................................................   15

4.   Representations and Warranties of Consilium and Buyer...............   15
     4.1   Organization..................................................   15
     4.2   Authorization.................................................   15
     4.3   No Conflict...................................................   15
     4.4   Securities and Exchange Commission Documents..................   16
     4.5   Government Approvals; Consents................................   16
     4.6   Issuance of Stock Consideration...............................   16

5.   Covenants of Seller and Shareholder.................................   16
     5.1   Operation in Ordinary Course..................................   16
     5.2   Cooperation with Buyer and Consilium..........................   17
     5.3   Obligation to Register Copyrights.............................   17
     5.4   Exclusivity...................................................   17
     5.5   No Public Announcement........................................   17
     5.6   Covenant Not to Compete.......................................   17
     5.7   Due Diligence Assistance......................................   19
     5.8   Financial Statements and Other Reports........................   19

6.   Covenants of Consilium and Buyer....................................   20
     6.1   Employment of Taiwan Business Employees.......................   20

7.   Mutual Covenants....................................................   20
     7.1   No Action to Make Representations and Warranties Untrue; Best
           Efforts Regarding Consents and Conditions.....................   20
     7.2   Due Diligence; Investigation and Audits.......................   20
     7.3   Cooperation...................................................   20
     7.4   Adjustment for Customer Payments, Taxes, Etc..................   21

8.   Conditions to Close.................................................   21
     8.1   Conditions to Each Party's Obligations to Close
           the Acquisition...............................................   21
     8.2   Conditions to Consilium's and Buyer's Obligations
           to Close......................................................   22
     8.3   Seller's and Shareholder's Conditions to Close................   23

9.   The Closing.........................................................   23
     9.1   Closing.......................................................   23
     9.2   Seller's and Shareholder's Actions at the Closing.............   23
     9.3   Consilium and Buyer Actions at the Closing....................   24

10.  Termination.........................................................   25
     10.1  Termination...................................................   25
     10.2  Remedies......................................................   25

11.  Survival of Representations, Warranties and Covenants;
     Indemnification.....................................................   26
     11.1  Survival of Representations, Warranties and Covenants.........   26
     11.2  Indemnification by Seller and the Shareholder.................   26

12.  Miscellaneous Provisions............................................   28
     12.1   Notices......................................................   28
     12.2   Attorney Fees................................................   29

     12.3   Expenses; Finder's Fees......................................   29
     12.4   Entire Agreement.............................................   29
     12.5   Amendment....................................................   30
     12.6   Further Assurances...........................................   30
     12.7   Binding Effect...............................................   30
     12.8   Headings.....................................................   30
     12.9   Applicable Law...............................................   30
     12.10  Invalid Provisions...........................................   30
     12.11  Counterparts.................................................   30
     12.12  Confidentiality of Information...............................   31
     12.13  Advice of Legal Counsel......................................   31
     12.14  Alternative Dispute Resolution...............................   31
     12.15  Arbitration..................................................   31

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is entered into as of the 2nd day of July, 1996 by and between Consilium, Inc., a Delaware corporation ("Consilium"), Consilium Taiwan, Inc., a Delaware corporation and a wholly owned subsidiary of Consilium ("Buyer"), Systematic Designs International, Inc., a Washington corporation (the "Seller"), and Jen-Shih Jessi Niou who is the principal shareholder of Seller (the "Shareholder").

                                    RECITALS
                                    --------

     A. Seller and Shareholder desire to sell and Buyer desires to purchase as a going concern the customer and personnel relationships, customers contracts, and operations of Seller in Taiwan and certain related assets of Seller on the terms and subject to the conditions set forth herein.

     B. Concurrent with the closing of the asset purchase contemplated by this Agreement, the Shareholder and other key personnel with respect to the operations of Seller in Taiwan will become employees of Consilium or Buyer (directly or indirectly through subcontractors in Taiwan), and Seller will license certain computer software products of Seller to Consilium and Buyer pursuant to that certain Software Licensing Agreement of even date herewith (the "Software Licensing Agreement").

     NOW, THEREFORE, based on these premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.   Definitions.  Unless otherwise defined herein, when used in this Agreement
     -----------
the following terms shall have the following meanings:

     1.1  "Assumed Liabilities" means the liabilities to be assumed by Buyer
           -------------------
that are listed on Exhibit 1.1 attached hereto.  Such Assumed Liabilities shall
                   -----------
not include any other liabilities of Seller and all such other liabilities are excluded as set forth below.

     1.2  "Consulting Contracts" means the consulting contracts listed on
           --------------------
Exhibit 1.2 attached hereto.
- -----------

     1.3  "Derivative Product" or "Derivative Work" have the meaning provided to
           ---------------------------------------
such terms in the Software Licensing Agreement.

     1.4  "Excluded Liabilities" means any and all liabilities, obligations or
           --------------------
commitments of any nature of Seller or the Taiwan Subcontractors, whether known or unknown, contingent or fixed or otherwise, (including, without limitation, employee compensation claims (related to the personnel of the Taiwan Business), labor and national health insurance contributions (employer and employee arising from the Taiwan Business) due or accrued through the Closing and all Taxes (as defined in Section 3.8 below) which were or should have been paid, withheld or accrued through the Closing, together with any penalties or interest associated with such contributions or Taxes not paid, withheld or accrued through the Closing), except the Assumed Liabilities.

     1.5  "Leases" means the leases listed on Exhibit 1.5 attached hereto.
           ------                             -----------

     1.6  "Purchased Assets" means the Material Contracts (as defined in Section
           ----------------
3.11 below) and the other assets of Seller to be acquired by Buyer that are listed on Exhibit 1.6 attached hereto.
          -----------

     1.7  "Seller Software Products" means the Seller software "Products," as
           ------------------------
that term is defined in the Software Licensing Agreement

     1.8  "Taiwan Business" means Seller's business in Taiwan, including without
           ---------------
limitation the licensing of Seller's software for semiconductor fabrications facility automation and the provision or related design, consulting and programming services (including that called for under the Consulting Contracts), and including Seller's relationships with all current and prospective customers within the Protected Territory and Sellers relationship with the personnel in Taiwan who provide services on behalf of Seller provided by contract through the Taiwan Subcontractors.

     1.9  "Taiwan Subcontractors" means Systematic International, Inc. and Pau-
           ---------------------
Ho Electronic Industrial, Ltd., two corporations formed and existing under the laws of Taiwan, with which Seller has had a contractual relationship to provide employees, office space, and otherwise take action and provide resources to help Seller fulfill the terms of the Consulting Contracts.

2.   The Purchased Assets; Transfer of Certain Rights and Obligations.
     ----------------------------------------------------------------

     2.1  Transfer and Delivery of Assets.  On the terms and subject to the
          -------------------------------
conditions set forth below, Seller shall sell, convey, assign, transfer and deliver and cause to be sold, conveyed, assigned, transferred and delivered to Buyer, and Buyer shall purchase from Seller, on the Closing Date (as defined in
Section 9.1), all of Seller's right, title and interest in and to the Purchased Assets (the "Acquisition"). Such right, title and interest in and to the Purchased Assets shall be sold, conveyed, assigned, transferred and delivered by Seller to Buyer by appropriate instruments of transfer, bills of sale, endorsements, and/or assignments as of the Closing Date, and shall be free and clear of any and all claims, liabilities, liens and encumbrances, except as expressly provided herein. Subject to the terms and conditions set forth in this Agreement, Seller shall transfer, assign and deliver to Buyer, and Buyer shall acquire and purchase from Seller the Material Contracts listed in Exhibit
                                                                        -------
3.11 hereto in consideration of Buyer's assumption of Seller's obligations
- ----
thereunder. Notwithstanding the foregoing, the Purchased Assets and the Material Contracts will not include, and the Seller will retain, all outstanding invoices and accounts receivable with respect to the Material Contracts (whether or not attributable to the value of the work in process earned prior to Closing).

     2.2  Consideration for Sale.  As consideration for the Purchased Assets,
          ----------------------
and for the performance by Seller of its covenants in accordance with this Agreement, Buyer shall pay Seller the following consideration (the "Purchase Price"):

          (a) Initial Payments.  Buyer shall pay to Seller a cash sum of One
              ----------------
Million Three Hundred Five Thousand U.S. Dollars (U.S. $1,305,000), to be paid by check or wire transfer in installments as follows, subject to adjustment in accordance with Section 2.2(c):

              (i) Four Hundred Thirty-Five Thousand Dollars ($435,000) (the "Initial Payment") shall be paid on the Closing Date as provided in Section 9.3 hereof, subject to adjustment in accordance with Section 2.2(c); and

              (ii) Four Hundred Thirty-Five Thousand Dollars ($435,000) on August 1, 1996, subject to adjustment in accordance with Section 2.2(c).

              (iii) Four Hundred Thirty-Five Thousand Dollars ($435,000) on November 1, 1996, subject to adjustment in accordance with Section 2.2(c).

          (b) Performance-based Payments.
              --------------------------

              (i) An amount (the "Additional Consideration") equal to the percentage of Includable Revenues (as defined below) as set forth below for each of the two twelve month periods ending on July 8, 1997 and July 8, 1998 (each a "Contract Year").

                                                Percentage of Includable
Amounts of Includable Revenue                   Revenues for Such Period
- -----------------------------                   ------------------------
$0 - $2.0 million                                           17.5%
Revenues over $2.0 - $4.5 million                           50.0%
Revenues over $4.5 million                                  35.0%

              (ii) Payments by Buyer to Seller of Additional Consideration under this Section 2.2(b) shall be made in the manner provided in Section 2.2(a) and on or before the 10th business day after compilation by Consilium of the financial information (the "Financial Information") necessary to calculate the amount of Additional Consideration for the Contract Year to which the payment relates, but in any event not later than August 16, 1996 (the "Payment Date").

              (iii) For purposes of this Agreement, the revenues used to calculate the Additional Consideration (the "Includable Revenues") shall be derived from the Financial Information as prepared by Consilium, which shall be prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a basis consistent with Consilium's prior year's audited financial statements using the methods set forth on Exhibit 2.2(b)(iii)-1. Includable
                                          ---------------------
Revenues shall include all revenues recognized by Consilium or Buyer from licenses within the Protected Territory of software provided by Seller (including any such software included in the Purchased Assets or separately licensed to Consilium by Seller pursuant to the Software Licensing Agreement), and certain services-related revenue of Buyer, as follows:

                    (A) Includable Revenues will be deemed to include actual revenues recognized by Consilium or Buyer from itemized license fees received for licenses of

Seller Software Products or Derivative Products and software provided by Seller that is included in the Purchased Assets or Derivative Works based upon such software within the Protected Territory. Includable Revenues will include all service and consulting revenue (i) recognized by Consilium or Buyer under the Material Contracts and/or (ii) arising from services provided by the employees of the Buyer (including the Taiwan Employees as defined in Section 6.1) or by Third Party Taiwan Consultants, whether or not related to Seller Software Products, Derivative Products or the Purchased Assets. For purposes of this Agreement, "Third Party Taiwan Consultants" include all consultants or subcontractors engaged by Buyer who render services or consulting in the Protected Territory, but excluding all Consilium or its subsidiaries other than Buyer (and all employees of Consilium or such subsidiaries) and excluding Seller (and any subsidiaries, employees, consultants or subcontractors of Seller) where Buyer or Consilium pays Seller directly for such services.

                    (B) Includable Revenues will exclude any revenues derived from sales of hardware and any revenues derived from licenses of software products not provided by Seller (that is, preexisting or later developed or independently acquired Consilium software products or third party products distributed by Consilium or Buyer), all maintenance revenues, and all consulting revenues relating to such non-Seller originated software or products, except to the extent of service and consulting revenues arising from the services of employees of the Buyer and of Third Party Taiwan Consultants within the scope of
Section 2.2(b)(iii)(A).

                        (iv) At least 50% of each payment of Additional Consideration shall be paid in cash. The balance of each payment of Additional Consideration may be paid to Seller in (A) cash, (B) a number of shares of Common Stock of Consilium with a fair market value (which shall be deemed to be the simple average of the closing sales price of Consilium's Common Stock over the ten trading days prior to the Payment Date) equal to the balance of Additional Consideration due, or (C) any combination thereof, at Consilium's sole option. All cash payments of Additional Consideration due hereunder shall be paid in U.S. dollars.

                        (v) Consilium will provide to Seller an interim report within 45 days following each Consilium fiscal quarter setting forth Consilium's calculation of Includable Revenue for such fiscal quarter. In connection with the making of each payment of Additional Compensation by Consilium or the Buyer under this Section 2.2(b), Consilium shall deliver to Seller a schedule setting forth the computation of the Additional Consideration and a copy of the Financial Information. Consilium's computation of any payment under this Section 2.2(b) shall be conclusive and binding upon the parties hereto unless, within thirty (30) days following Seller's receipt of the schedule and Financial Information, Seller notifies Consilium in writing that it disagrees with Consilium's computation of the Additional Consideration and/or elects, at its sole option and expense, to have the Financial Information verified by an independent accounting firm of its choice (a "Notice of Objection"). Such Notice of Objection by Seller shall include either (i) a schedule setting forth Seller's computation of the Additional Consideration, together with a copy of any financial information, other than that previously supplied by Consilium, used in making Seller's computation ("Seller's Computation Schedule") or (ii) Seller's election to require verification of the Financial Information. If Seller elects to require such verification, Seller shall deliver Seller's Computation Schedule to Consilium, if at all, within thirty (30) days of Seller's delivery of the Notice of Objection. Consilium and the Seller shall consult with each other with respect to the objection(s). If Consilium and the Seller are unable to reach agreement within thirty (30) days after Seller's Computation Schedule has been delivered, unless such date is extended by mutual agreement, the objection(s) shall be resolved by an independent accounting firm as mutually agreed by Consilium and Seller or, if no such agreement shall be reached within seven (7) days of such thirty (30) day period, the San Jose office of Ernst & Young LLP (the "Resolving Accounting Firm"). Consilium, the Seller and their respective representatives shall cooperate fully with the Resolving Accounting Firm and shall give, and shall cause their respective representatives to give, the Resolving Accounting Firm and its representatives such assistance and access to the assets and books and records of Consilium, and any applicable work papers, schedules and other documents, as the Resolving Accounting Firm shall reasonably request. The resolution of the objection(s) by the Resolving Accounting Firm shall be final and binding on Consilium and the Seller. The fees and expenses of the Resolving Accounting Firm shall be borne equally by the Seller and Consilium.

                        (vi) In the event the amount of Additional Consideration to be paid by Consilium or Buyer to Seller in accordance with Section 2.2(b) for any Contract Year is recomputed in accordance with Section 2.2(b)(v) the adjustment to the amount of Additional Consideration shall be paid by Consilium or Buyer to Seller within ten (10) business days after the date of final recomputation of such payment, provided that if Common Stock of Consilium ("Stock Consideration") is issued, the fair market value shall be determined as set forth in subsection 2.2(b)(iv) above.

          (c) Adjustment for Percentage Completion and Audit.  The Purchase
              ----------------------------------------------
Price was established in part on the basis of the dollar value as of the Closing of the Assumed Liabilities, and of the future work to be completed and revenue to be received by Consilium and Buyer in connection with the Material Contracts. In addition, the parties intend that the value of all work in process completed under the Material Contracts prior to the Closing is to be for the account of Seller, while Buyer and Consilium are to receive all revenue associated with work performed under the Material Contracts from and after the Closing. The Purchase Price payable under this Section 2.2 is therefore subject to adjustment as follows.

              (i) Prior to the Closing, or as soon thereafter as practicable, the percentage completion of the work under each Material Contract will be determined as of the Closing Date by the relevant project manager of Seller and by the customer, subject to approval by Seller and Consilium. For each Material Contract, the agreed upon percentage completion will be compared to the dollar value of all payments made to Seller plus all outstanding invoices and accounts receivable with respect to such Material Contract payable by the customer as a percentage of the total amounts payable by the customer under the contract. Where the percentage of the contract amounts paid and payable to Seller by the customer exceeds the agreed percentage completion as of the Closing, the amount of overage paid or payable to Seller will be calculated. Similarly, where the percentage of the contract amounts paid and payable to Seller by the customer is less than the percentage completion as of the Closing, the amount of underpayment will be calculated. These amounts of over- and underpayment will be totalled for all Material Contracts as a net amount payable to or due from Seller (the "Percentage Completion Adjustment"). Following determination of the Percentage Completion Adjustment, the amount thereof will be added to or deducted from the amount of the next payment(s) to be made to Seller under
Section 2.2.

              (ii) Prior to the Closing, or as soon thereafter as practicable, Coopers & Lybrand L.L.P. shall conduct an audit of the financial records relating to the Taiwan Business for the three most recent fiscal years. Such audit will be performed at Consilium's expense.

In the event of any disagreement concerning calculation of any adjustment contemplated by this Section, the party owing money shall remit or permit offset of all undisputed amounts as provided above. All amounts in dispute shall be resolved in the manner provided for resolution of objections to the determination of Additional Consideration payments as set forth in Section 2.2(b)(v).

     2.3  Assumption of Liabilities.
          -------------------------

          (a) Subject to the terms and conditions herein, effective upon the Closing, Buyer hereby assumes and agrees to perform, pay and discharge the Assumed Liabilities.

          (b) Notwithstanding the foregoing, Buyer does not hereby assume or agree to perform, pay or discharge, and Seller shall remain unconditionally liable for, from and after the date hereof, any and all Excluded Liabilities.

          (c) Nothing herein shall be deemed to deprive Buyer of any defenses, set-offs or counterclaims which Seller may have had or which Buyer shall have with respect to any of the obligations, liabilities and commitments hereby assumed (the "Defenses and Claims"). Effective at the Closing, Seller hereby transfers, conveys and assigns to Buyer all Defenses and Claims and agrees to cooperate with Buyer to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by Buyer in connection with such Defenses and Claims.

     2.4  Allocation of Purchase Price.  Seller and Buyer shall agree to an
          ----------------------------
allocation of Purchase Price among the Purchased Assets which is attached as

Exhibit 2.4 ("Allocation of Purchase Price").  Seller and Buyer agree to report
- -----------
this transaction for state and federal tax purposes in accordance with the allocation as determined pursuant to this Section 2.4.

     2.5  Sales and Use Taxes.  Seller shall pay all sales and use taxes, if
          -------------------
any, arising out of the Acquisition, whether such taxes are assessed initially against Consilium, Buyer or Seller. Neither Consilium nor Buyer shall be responsible for any income, sales, business, occupation, withholding or similar tax or any taxes of any kind, or any penalties or interest associated with such taxes, for the period prior to the Closing of the Acquisition.

3.   Representations and Warranties of Seller and the Shareholder.  Seller has
     ------------------------------------------------------------
disclosed to Consilium and Buyer that Seller has been conducting the Taiwan Business in significant part through a contractual relationship with the Taiwan Subcontractors. In light of this arrangement, Consilium and Buyer understand that Seller and the Shareholder are not in a position to know and disclose with certainty the status of various operational and legal compliance matters with respect to the Taiwan Subcontractors, and that Seller and the Shareholder do not control and are not responsible under the law for the actions or inactions of the Taiwan Subcontractors. It is therefore understood and agreed among the parties that to the extent representations in this

Section 3 relate to the Taiwan Subcontractors, that the Disclosure Schedule will contain only such exceptions or other responses as are pertinent to the best of Seller's or the Shareholder's knowledge. Notwithstanding any lack of knowledge by Seller or the Shareholder concerning the Taiwan Subcontractors or undisclosed matters that relate to the Taiwan Subcontractors, the parties have agreed, and Seller and the Shareholder specifically acknowledge, that Consilium is to be indemnified and held harmless from any successor liability or other cost or claim that arises for Consilium or Buyer after the Closing as a result of the actions or inactions of the Taiwan Subcontractors that occur prior to Closing, and that all such liability and cost will be borne solely by Seller and the Shareholder in accordance with Section 11 based on any inaccuracy in the representations set forth in this Section 3. Subject to the foregoing, Seller and the Shareholder each hereby represent and warrant, individually and not jointly, to Buyer as follows, except as specifically set forth in the correspondingly numbered schedule in the Disclosure Schedule hereto:

     3.1  Organization.  Seller is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of the State of Washington, has the requisite corporate right, power, authority and capacity to enter into this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the condition of the Taiwan Business. Seller and the Shareholder have no direct or indirect interest in or loans to any corporation, partnership, joint venture, business association, limited liability company or other entity relating to the Taiwan Business.

     3.2  Authorization.  Seller has the requisite corporate power and authority
          -------------
to enter into this Agreement and all of the documents and agreements contemplated hereby (the "Ancillary Agreements") and to perform its obligations hereunder and thereunder, and at the time of Closing will have all requisite power and authority to enable it to consummate the transactions contemplated hereby. The Shareholder has full power, authority and capacity to enter into this Agreement and the applicable Ancillary Agreements, to perform his obligations hereunder, and at the time of Closing will have all requisite power and authority to enable him to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. No other corporate proceeding on the part of Seller is necessary to authorize this Agreement or the performance of Seller's obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and the Shareholder and constitutes the valid and binding obligation of each of Seller and the Shareholder, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3  Capital Structure.  The authorized Common Stock of Seller consists of
          -----------------
10,000,000 shares of Common Stock, no par value ("Seller Common Stock") and 5,000,000 shares of Preferred Stock, no par value. At the close of business on the date hereof, there were 5,124,750 shares of Seller Common Stock and 1,300,000 shares of Preferred Stock outstanding.

     3.4  No Conflict; Consents.  The execution and delivery by Seller and the
          ---------------------
Shareholder of this Agreement and the Ancillary Agreements, and the performance by Seller and the Shareholder of Seller's and Shareholder's duties and obligations hereunder and of all other acts necessary or appropriate for the consummation of the transactions contemplated hereunder, will not conflict with, result in a breach or constitute a violation of Seller's Articles of Incorporation or Bylaws or any material contract, agreement, instrument, understanding, arrangement, judgment, decree, lien, order, statute rule, regulation, law or instrument to which Seller or the Shareholder is a party or by which either of them is bound, nor will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation in or with respect to any of the Purchased Assets. Other than consents that will be obtained prior to the Closing, no consent of any person or entity is required to be obtained by Seller, the Taiwan Subcontractors or the Shareholder for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including, but not limited to, consents from parties to licenses or other agreements or commitments for the assignment of such contracts.

     3.5  Financial Information.  All financial information related to the
          ---------------------
Taiwan Business provided to Consilium or its representatives is accurate in all material respects. Exhibit 3.5 sets forth a true and correct statement of
                    -----------
Seller's accounts receivables related to the Taiwan Business.

     3.6  Compliance With Other Instruments.  Neither Seller, the Taiwan
          ---------------------------------
Subcontractors nor the Shareholder is a party to, or bound by, any written or oral contract, agreement, license, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller or the Shareholder according to the terms of this Agreement and the Ancillary Agreements will be a default or an event of acceleration, or whereby timely performance by Seller according to the terms of this Agreement and the Ancillary Agreements may be prohibited, prevented or delayed.

     3.7  No Material Adverse Changes.  There has been no material adverse
          ---------------------------
change in Seller's financial condition or in the operations of the Taiwan Business since the latest date of the Financial Statements.

     3.8  Taxes.
          -----

          (a) Definition of Taxes.  For the purposes of this Agreement, "Taxes"
              -------------------
or collectively, a "Tax," means any and all federal, state, local and foreign taxes, assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.
               ----------------------

               (i) Seller and the Taiwan Subcontractors has accurately prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Seller, the Taiwan Subcontractors or their operations and such Returns are true and correct and have been completed in accordance with applicable law.

               (ii) Seller and the Taiwan Subcontractors have (A) paid all Taxes they are required to pay prior to the Closing and (B) withheld with respect to its employees all income taxes and other Taxes required to be withheld.

               (iii) Seller and the Taiwan Subcontractors have not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller or the Taiwan Subcontractors, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of Seller or the Taiwan Subcontractors is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

               (v) Seller does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued for or reserved on the Financial Statements, whether asserted or unasserted, contingent or otherwise. There are no liens or similar encumbrances relating to or attributable to Taxes on the Purchased Assets.

     3.9  Title; Transfer Free of Liens.  Seller has, or will obtain prior to
          -----------------------------
the Closing, good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interest in, all of its tangible properties and assets, real, personal and mixed, used in the Taiwan Business, free and clear of any liens or other interest of third parties. At the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer good, valid and marketable title and all the Seller's right and interest in and to all of the Purchased Assets, free and clear of all claims, liabilities, liens, pledges, mortgages, restrictions and encumbrances of any kind, whether accrued, absolute, contingent or otherwise ("Encumbrances"). All tangible personal property of Seller included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted.

     3.10 Intellectual Property Rights.
          ----------------------------

          (a) Seller owns all right, title and interest in and to, or valid licenses for use of, all patents, copyrights, know-how, processes, trade secrets, trademarks, service marks, trade names and other Intellectual Property Rights worldwide (the "Intellectual Property Rights") used in or necessary for the Taiwan Business as conducted to the date hereof or proposed to be conducted, including, without limitation, the technology, software, software tools and processes developed or discovered or used in connection with the Taiwan Business, free and clear of all Encumbrances and Seller has the right to transfer or license all such rights to Buyer (all of which are referred to as "Proprietary Rights"). The foregoing representation as it relates to software, inventions, know-how, processes or other technology owned by third parties (the "Third Party Technology") are embodied in the Third Party Licenses (as defined below), all of which are valid and enforceable. The Third Part Licenses are in full force and effect and Seller has not breached any of such licenses. Exhibit
                                                                         -------
3.10 ("Intellectual Property Rights") attached hereto contains an accurate and
- ----
complete description of (i) all patents, patent applications, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights owned or licensed by Seller and used in the Taiwan Business and a list of all licenses and other agreements relating thereto, and
(ii) a list of all licenses and other agreements with third parties, whether Seller is licensee or licensor used in the Taiwan Business (the "Third Party Licenses"). No royalties or other fees are payable by Seller or the Taiwan Subcontractors under any Third Party Licenses used in or necessary for the conduct of the Taiwan Business as conducted through the Closing. All of Seller's trademarks, trademark registrations or trade name registrations related to the Taiwan Business are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. None of Seller's copyrights have entered the public domain except by expiration of their term. No claims have been asserted against Seller or the Taiwan Subcontractors (and Seller is not aware of any claims which are likely to be asserted against Seller or which have been asserted against others) by any person challenging Seller's conduct of the Taiwan Business under any patents, trademarks, trade names, copyrights, trade secrets or know-how utilized by Seller or the Taiwan Subcontractors (including, without limitation, the Third Party Technology used in the Taiwan Business) or challenging or questioning the validity or effectiveness of any Third Party Licenses or other license or agreement relating thereto. To Seller's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued conduct by Seller or Buyer of the Taiwan Business. The use or exploitation of any patents, trademarks, trade secrets, trade names, copyrights or know-how by Seller in the Taiwan Business does not infringe on the rights of, constitute misappropriation of, or in any way involve unfair competition with respect to, any confidential information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

          (b) No third party has any right to manufacture, reproduce, distribute, market or exploit within the Protected Territory any of the software, inventions or other work product under any of Seller's Proprietary Rights used in or necessary for the Taiwan Business or any adaptations, translations, or derivative works based on software, inventions or other work product under any of Seller's Proprietary Rights or any portion thereof. Except with respect to rights of third parties to Third Party Technology, no third party has any right to manufacture, reproduce, distribute, market or exploit within the Protected Territory any works or materials of which any of the software, inventions or other work product under any of Seller's Proprietary Rights used in or necessary for the Taiwan Business are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C.
Section 101.

          (c) No employee of Seller and no employee of the Taiwan Subcontractors who performs or has performed services relating to the Taiwan Business is in violation of any term of any employment contract, consulting agreement, patent disclosure agreement or any other contract or agreement relating to the Intellectual Property Rights or, to Seller's knowledge, any other party or relating to Intellectual Property Rights, either because of the nature of the Taiwan Business as conducted by Seller or proposed to be conducted by Seller or as a result of work performed or actions taken by such employee on behalf of Seller. Seller and Seller's employees have not wrongfully used, disclosed or misappropriated any third party's confidential or proprietary information used in the Taiwan Business.

          (d) Each person presently or previously employed by Seller or by the Taiwan Subcontractors in connection with services relating to the Taiwan Business (including independent contractors, if any) with access to confidential information has executed a confidentiality and non-disclosure agreement (in the form provided by Seller to Buyer or its representatives) which is effective commencing at the first date of employment. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Seller and such person, enforceable in accordance with their respective terms. To Seller's knowledge, neither the execution or delivery of such agreements, nor the carrying on of the Taiwan Business as employees by such persons, nor the conduct of the Taiwan Business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

          (e) No service or product liability or performance warranty claims which individually or in the aggregate could exceed $10,000 have been communicated to or threatened against Seller nor, to Seller's knowledge, is there any specific situation, set of facts or occurrence that provides a basis for such claim.

     3.11 Agreements, Contracts and Commitments.  Seller has not breached, or
          -------------------------------------
received any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment to which Seller is a party or by which it is bound in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Seller thereunder. Each agreement, contract and commitment material to the Taiwan Business ("Material Contract") is listed on Exhibit 3.11,
                                                                   ------------
is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which Seller is aware by any party obligated to Seller pursuant thereto. Seller has provided Buyer with an opportunity to review true and complete copies of all Material Contracts to which they are bound.

     3.12 Restrictions on Business Activities.  There is no agreement, judgment,
          -----------------------------------
injunction, order or decree binding upon Seller or, to its knowledge, its partners which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice used in the Taiwan Business, any disposition of property by the Taiwan Business or the conduct of the Taiwan Business by Seller, as currently conducted or proposed to be conducted.

     3.13 Litigation.  There is no action, suit or proceeding, claim,
          ----------
arbitration or investigation in progress or pending before any court or governmental agency against or relating to the Taiwan Business or its properties or assets, nor, to Seller's knowledge, is there a threat thereof or any basis therefor. Neither Seller nor the Shareholder is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the properties, assets, personnel or business activities of the Taiwan Business.

     3.14 Government Approvals; Consents.  All consents, approvals or
          ------------------------------
authorization of any local, state or federal governmental authority or agency ("Governmental Entity") which has jurisdiction over the parties or any other person required to be obtained in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby have been obtained.

     3.15 Employees.  A list of all employees of Seller and of the Taiwan
          ---------
Subcontractors relating to the Taiwan Business is set forth in Exhibit 3.15,
                                                               ------------
which correctly reflects, in all material respects, such employees' salaries or wages, other compensation, dates of employment, positions and birth dates. Neither Seller nor the Taiwan Subcontractors are party to any collective bargaining agreement, nor has Seller directly or indirectly experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller and the Taiwan Subcontractors do not have any pending claims by employees or former employees for workman's compensation.

     3.16 Employee Benefits.  There is no unfunded prior service cost with
          -----------------
respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by Seller or the Taiwan Subcontractors in connection with the Taiwan Business. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by Seller conforms to all applicable requirements of law. Exhibit
                                                                      -------
3.16 lists and describes all profit-sharing, bonus, incentive, deferred
- ----
compensation, vacation, severance pay, retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits in connection with the Taiwan Business. All required labor and national health insurance contributions (employer and employee) in connection with the Taiwan Business have been made.

     3.17 Environmental Matters.
          ---------------------

          (a) As of the date hereof and as of the Closing, no substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (herein a "Hazardous Material") is present in, on or under any property that Seller or the Taiwan Subcontractors has at any time owned, operated, occupied or leased in connection with the Taiwan Business (each such property is referred to herein as a "Seller Facility").

          (b) In connection with the Taiwan Business, Seller and the Taiwan Subcontractors have not transported, stored, used, manufactured, released or exposed any of their employees or any other person to Hazardous Materials ("Hazardous Materials Activity") in violation of any applicable local, state or federal statute, rule, regulation, order or law.

          (c) No action, proceeding, permit revocation, writ, injunction or claim is pending or, to the best of Seller's knowledge, threatened concerning Hazardous Materials Activities of Seller or any Seller Facility and Seller is not aware of any fact or circumstance which could involve Seller in any environmental litigation or impose any environmental liability upon Seller.

     3.18 Labor Matters.  The Taiwan Business is in compliance with all
          -------------
currently applicable laws, rules and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Seller has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which Seller is a party or involving

Seller, and there is neither pending nor, to Seller's knowledge, threatened any investigation or hearing concerning Seller arising out of or based upon any such laws, rules, regulations or practices.

     3.19 Compliance with Laws.  The Taiwan Business has complied in all
          --------------------
material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of the Taiwan Business, or the ownership or operation of the Taiwan Business.

     3.20 Governmental Authorizations and Licenses.  Seller or the Taiwan
          ----------------------------------------
Subcontractors are the holder of all licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required to operate the Taiwan Business as now conducted and as currently proposed to be conducted (collectively, the "Licenses"). The Licenses are in full force and effect. There is not now pending, or to the knowledge of Seller is there threatened, any action, suit, investigation or proceeding against Seller or the Taiwan Subcontractors before any Governmental Entity with respect to the Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by Seller or the Taiwan Subcontractors of the terms of any License or any rule or regulation applicable thereto.

     3.21 Complete Copies of Materials.  Seller has delivered or made available
          ----------------------------
true and complete copies of each document which has been requested by Buyer or its counsel in connection with their legal and accounting review of Seller.

     3.22 Representations Complete.  None of the representations, warranties or
          ------------------------
covenants made by Seller or the Shareholder in this Agreement, any Ancillary Agreement or any written statement delivered hereto or in connection with the transactions contemplated herein, nor any statement made in any Schedule, Exhibit or certificate furnished to Buyer pursuant to this Agreement, when all such documents are read together in their entirety, contains or will at the Closing contain any untrue statement of a material fact, or omits or will omit at Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.23 Securities Act.  Seller acknowledges that any Stock Consideration to
          --------------
be issued pursuant to this Agreement will not be registered under the Securities Act and is being acquired by it in a transaction exempt from the registration requirements thereof. Seller further acknowledges that it has received all information it desires concerning Consilium, the Stock Consideration and any other matter it deems relevant or material to an investment in the Stock Consideration. Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Stock Consideration and is able to bear the economic risk of investment in the Stock Consideration. Seller is acquiring any Stock Consideration for its own account for the purpose of investment. Seller will not offer, sell, transfer or otherwise dispose of any Stock Consideration or any interest therein except in accordance with the Securities Act and any applicable state securities or "blue sky" laws. Seller agrees that the certificates representing any Stock Consideration may bear legends to the effect that the Stock Consideration has not been registered under the Securities Act and that neither the Stock Consideration nor any interest therein may be offered, sold, transferred or otherwise disposed of except in accordance with the Securities Act and any applicable state securities or "blue sky" laws.

4.   Representations and Warranties of Consilium and Buyer.  Consilium and Buyer
     -----------------------------------------------------
hereby represent, warrant and agree as follows:

     4.1  Organization.  Each of Consilium and Buyer is a corporation duly
          ------------
organized, validly existing and in good standing under the laws of the State of Delaware and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.

     4.2  Authorization.  All corporate action on the part of each of Consilium
          -------------
and Buyer and their directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and all other agreements and instruments to be executed in connection herewith or pursuant hereto have been taken or will have been taken prior to the Closing hereunder. This Agreement and the agreements attached hereto are valid and binding obligations of Consilium and Buyer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.3  No Conflict.  The execution and delivery by Consilium and Buyer of
          -----------
this Agreement and all other agreements and instruments to be executed and delivered in connection herewith or pursuant hereto, and the performance by Consilium and Buyer of their respective duties and obligations hereunder and of all other acts necessary or appropriate for the consummation of the transactions contemplated hereunder, will not violate Consilium's or Buyer's Certificate of Incorporation or Bylaws or any material contract, agreement, understanding, arrangement or instrument to which Consilium or Buyer is a party or by which it is bound.

     4.4  Securities and Exchange Commission Documents.  Consilium has furnished
          --------------------------------------------
or made available to Seller, a true and complete copy of Consilium's Annual Report on Form 10-K for the year ended October 31, 1995 ("Form 10-K"). The financial statements contained in the Form 10-K were prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods covered thereby.

     4.5  Government Approvals; Consents.  All consents, approvals or
          ------------------------------
authorization of any Governmental Entity which has jurisdiction over the parties or any other person required to be obtained in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby have been obtained.

     4.6  Issuance of Stock Consideration.  Any Stock Consideration to be issued
          -------------------------------
pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable shares of Consilium Common Stock, and shall be free of any preemptive rights.

5.   Covenants of Seller and Shareholder.
     -----------------------------------

     5.1  Operation in Ordinary Course.  Immediately following the execution of
          ----------------------------
the Agreement, subject to requirements of law, Seller shall take no action nor fail to take any action, without the prior written consent of Consilium, where such action or failure to act would not be in the ordinary course of business or would result in a material adverse effect on the business, prospects or financial condition of the Taiwan Business or on the Purchased Assets, and Seller shall pay all liabilities of Seller in connection with the Taiwan Business in accordance with their terms, including payment (directly or indirectly through the Taiwan Subcontractors) of any employee bonuses, whether customary or otherwise, arising prior to the Closing. Between the date hereof and the Closing, Seller shall notify Buyer of any material adverse change in the Purchased Assets or the Taiwan Business or operations that might affect, devalue or result in claims against the Purchased Assets or the Taiwan Business, or any legal or governmental action commenced or threatened against the Purchased Assets or the Taiwan Business that might affect, devalue or result in claims against the Purchased Assets or the Taiwan Business. Notwithstanding the generality of the foregoing, so long as this Agreement remains in effect, Seller agrees not to (i) transfer, or grant any license to any third party (whether exclusive or non-exclusive) with respect to, any of the Purchased Assets or the Taiwan Business; (ii) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing rights with respect to the Taiwan Business; (iii) amend, modify, or terminate or violate any material terms of or fail to renew the terms of any of the Material Contracts, except as contemplated by this Agreement; or (iv) revalue any of its assets, including without limitation, writing down the value of inventory, other than in the ordinary course of business.

     5.2  Cooperation with Buyer and Consilium.  Seller and the Shareholder
          ------------------------------------
agree to assist Buyer and Consilium in developing relationships with current and prospective clients and agree not to interfere with Buyer's and Consilium's development of such relationships.

     5.3  Obligation to Register Copyrights.  Consilium and Buyer understand
          ---------------------------------
that Seller is in the process of registering certain copyrights in the United States, and they acknowledge that Seller has the sole right to register such copyrights. Seller hereby agrees to complete the registration process for such copyrights as are necessary in order to permit Buyer to register the exclusive license to be granted to Buyer pursuant to the Software Licensing Agreement.

     5.4  Exclusivity.  Until the earlier of the termination of this Agreement
          -----------
as provided in Section 9 or the Closing, neither Seller, nor any of its directors, officers, employees, financial advisors or agents or shareholders will (i) solicit, encourage, initiate or participate in any negotiations or discussions with any third party with respect to any offer or proposal to merge with or acquire either a majority of the capital stock of Seller or all or substantially all of the Taiwan Business or the Purchased Assets, whether by merger, purchase of assets or otherwise; (ii) disclose to any third party any information concerning Seller's business, properties, books or records of Seller, except in the ordinary course of business or as required by law; or
(iii) cooperate with any third party to make any proposal to merge with or acquire a majority of the capital stock of Seller or all or any part of the Purchased Assets, other than inventory in the ordinary course of business. Any party receiving a formal or informal offer or proposal for such a merger, change of control transaction or asset acquisition (or an offer or proposal to enter negotiations therefor) shall immediately inform Consilium thereof (including the terms of such offer) and provide Consilium with copies of any documents relating thereto.

     5.5  No Public Announcement.  Neither Seller nor Consilium will make any
          ----------------------
public announcement concerning the matters set forth in this Agreement (other than as required by law and after consultation with the other party) without the prior consent of the other party.

     5.6  Covenant Not to Compete.  The parties acknowledge that pursuant to the
          -----------------------
Agreement, Buyer shall acquire substantially all of the assets of the Taiwan Business, a distinguishable business unit within Seller's operations, including all of the goodwill of Seller related to the Taiwan Business as conducted and proposed to be conducted by Seller as of effective date of the Acquisition, as more specifically defined below (the "Protected Business"). Consilium and Buyer wish to protect their investment in the assets acquired pursuant to the Agreement, including Intellectual Property Rights, and avoid disclosure of proprietary and confidential information of Buyer by restricting the activities of Seller that might compete with or otherwise reduce the value of Consilium's or Buyer's business with respect to the Acquisition or result in disclosure of proprietary or confidential information of Buyer, and as part of the consideration and inducement to Consilium and Buyer for consummating the Acquisition, Seller is willing to agree and abide by such restrictions as set forth in this Section 5.6.

          (a) Restrictions.  Subject to Section 5.6(c) below, until the earlier
              ------------
of (i) five (5) years from the date hereof or (ii) a time when Consilium and Buyer acknowledge to Seller in writing that they are no longer doing business in the Protected Territory or any specified part thereof (as defined below), Seller agrees that it will not, in a Protected Territory:

              (i) Engage, directly or indirectly, as owner, partner, officer, director, advisor, agent, promoter, proprietor, stockholder, joint venturer, employee, consultant, trustee, manager, licensor, or in any other capacity whatsoever, participate in the promotion, financing, ownership, operation, development, management or control of, or assist in or carry on, through a corporation, partnership, other business entity or arrangement or any other medium, in any business activity competitive with the Protected Business; or

              (ii) Directly or indirectly, (A) solicit the services of or cause the solicitation of the services of any of the officers, employees, consultants, agents and/or independent contractors of Consilium or Buyer or in any manner attempt to persuade any such person to discontinue any relationship with Consilium or Buyer, (B) solicit any customer or supplier of Consilium or Buyer to cease doing business with Buyer or (C) disparage Consilium or Buyer, its products, its employees or its services.

          (b)  Certain Definitions.
               -------------------

               (i) "Protected Business" means manufacturing execution systems ("MES") and factory automation, including related software and consulting services.

               (ii) "Protected Territory" means every county and city (or other applicable political subdivision) of the following countries in which the Taiwan Business has done business: Taiwan, People's Republic of China, Singapore, Malaysia, Thailand, Japan, Hong Kong, the Philippines, Indonesia and Korea.

          (c) Exclusions from Covenant.  Nothing contained in Paragraph (a) of
              ------------------------
this Section 5.6 shall prohibit Seller from owning up to one percent (1%) of the outstanding shares of any class of equity securities of a corporation engaged in any such prohibited activity whose securities are listed on a national securities exchange or on the Nasdaq National Market or quoted daily in the over-the-counter listing of The Wall Street Journal, or any comparable overseas
                            -----------------------
public securities exchange or market. Notwithstanding anything contained in
Section 5.6(a), Seller may continue to solicit and conduct business in any manner whatsoever with respect to LSI Logic Corporation and any of its subsidiary companies worldwide.

          (d) Reasonableness of Restrictions.  Seller agrees that the definition
              ------------------------------
of the Protected Business, the time period provided for and the geographical area encompassed by the covenants herein contained are necessary and reasonable in order to protect Consilium and Buyer in the conduct of the Protected Business, the protection of Buyer's proprietary and confidential information and the utilization of the assets, tangible and intangible, including the goodwill of Seller, acquired pursuant to the Agreement.

          (e) Remedies.  The parties expressly agree that monetary damages would
              --------
be inadequate to compensate Consilium or Buyer for any breach by Seller of its agreements set forth in this Section 5.6 and, accordingly, that in the event of any breach or threatened breach by Seller of any such agreement, Consilium or Buyer will be entitled to seek and obtain preliminary and permanent injunctive relief in any court of competent jurisdiction, in addition to monetary damages for material breach of this Agreement and any other remedies at law or in equity to which they may be entitled.

          (f) Severability.  The covenants contained in Paragraph (a) of this
              ------------
Section 5.6 shall be deemed to be a series of separate covenants, one for each of the counties and cities (or other applicable political subdivisions) of the designated countries. Further, the agreements contained in the rest of this
Section 5.6 shall be deemed to be separate covenants. If in any judicial proceeding a court shall refuse to enforce all of the separate covenants deemed included in this Section 5.6, any unenforceable covenant shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. In addition, the duration of each separate covenant may be limited by a court in which enforcement of said covenant is sought to the extent necessary to permit the enforcement of said separate covenants.

     5.7  Due Diligence Assistance.  Seller shall make available to Consilium or
          ------------------------
its representatives all information concerning the Purchased Assets and the Taiwan

Business as may be reasonably requested by Consilium, including but not limited to reasonable access to the premises of the Taiwan Business.

     5.8  Financial Statements and Other Reports.  Prior to the Closing, Seller
          --------------------------------------
shall deliver to Buyer copies of unaudited financial statements for the Taiwan Business for the fiscal years ended October 31, 1995, 1994 and 1993, including a balance sheet of Seller as at each of the fiscal years ended October 31, 1995, 1994 and 1993 and the related statements of income and cash flow (the foregoing financial statements are collectively referred to as the "Financial Statements"). The Financial Statements shall be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and will fairly and accurately present the financial position of the Taiwan Business in all material respects as at the dates thereof and the results of operations and changes in financial position for the periods then ended. There has been no change in Seller's accounting policies, except as described in notes to Seller's Financial Statements.

6.   Covenants of Consilium and Buyer.
     --------------------------------

     6.1  Employment of Taiwan Business Employees.  Buyer agrees that it shall
          ---------------------------------------
offer at-will employment to the existing personnel (as of the Closing) of the Taiwan Business (including employees of the Taiwan Subcontractors), as listed on

Exhibit 3.15, whose primary duties relate to the Taiwan Business (the "Taiwan
- ------------
Employees"), at positions and for compensation substantially similar to such personnel's current positions and compensation. It is understood by the parties that each of the Taiwan Employees shall continue to be employed for the benefit of Buyer by the Taiwan Subcontractor currently employing him or her for such time period as is necessary for Buyer to qualify to transact business in Taiwan and shall thereafter be directly employed by Buyer.

7.   Mutual Covenants.
     ----------------

     7.1  No Action to Make Representations and Warranties Untrue; Best Efforts
          ---------------------------------------------------------------------
Regarding Consents and Conditions.  Neither Consilium, Buyer, Seller nor the
- ---------------------------------
Shareholder shall take any action that would result in any of their respective representations and warranties set forth herein becoming materially untrue or in any of the conditions to Closing set forth herein not being substantially satisfied. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, each party shall give detailed notice thereof to the other and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy. Each of Consilium, Buyer, Seller and the Shareholder shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Acquisition, and Seller and the Shareholder shall use their best efforts to obtain all necessary consents, waivers and approvals under any of Seller's agreements, contracts, licenses or leases in connection with the

Acquisition. Consilium, Buyer, Seller and the Shareholder shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

     7.2  Due Diligence; Investigation and Audits.  At any times prior to the
          ---------------------------------------
Closing as may be reasonably requested, each party shall make available to the other party and the other party's employees, agents and representatives all information concerning the operation, business and prospects of such party as may be reasonably requested by the other party, and provide reasonable access by such persons to the other party's premises. Each party will cooperate with the other party for the purpose of permitting the other party to discuss such party's business and prospects with such party's customers, creditors, suppliers and other persons having business dealings with such party.

     7.3  Cooperation.  Subject to compliance with applicable law, both prior to
          -----------
and after the Closing, each of Consilium and Seller shall cooperate with the other in all matters related to the Acquisition, including all actions necessary to transfer the Intellectual Property Rights.

     7.4  Adjustment for Customer Payments, Taxes, Etc.  Seller will promptly
          --------------------------------------------
remit to Consilium any misdirected payments that are received by Seller from third parties after the Closing attributable to the Material Contracts and that are properly payable to Consilium. Consilium will promptly remit to Seller any misdirected payments received by Consilium from third parties under the Material Contracts for amounts invoiced by Seller prior to the Closing or otherwise properly payable to Seller. Upon request and receipt of an appropriate invoice from Consilium, Seller will promptly remit to Consilium amounts necessary to reimburse Consilium for any payment made by Consilium on account of required withholding or taxes which this Agreement provides are to be paid by Seller. Consilium will promptly remit to Seller any refund received by Consilium from any taxing or other authority on account of withholding or taxes previously paid by Consilium that were for the account of Seller. Obligations under this
Section 7.4 will survive for a period of two (2) years following the Closing Date. Notwithstanding the above, any remittance due from Seller prior to the payment of all Additional Consideration shall be deducted from the next payment due to Seller under Section 2.2; any remittance not fully satisfied from the next such payment shall be remitted by Seller to Consilium promptly after such payment of Additional Consideration was due.

8.   Conditions to Close.
     -------------------

     8.1  Conditions to Each Party's Obligations to Close the Acquisition.  The
          ---------------------------------------------------------------
respective obligation of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions:

          (a) Approvals.  All authorizations, consents, orders or approvals of,
              ---------
or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

          (b) Legal Action.  No temporary restraining order, preliminary
              ------------
injunction or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any Governmental Entity and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against Consilium, Buyer, Seller or the Shareholder of substantial damages if the Acquisition is consummated, shall be pending which, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order of injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (c) Statutes.  No action shall have been taken, and no statute, rule,
              --------
regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity which would (i) make the consummation of the Acquisition illegal, (ii) prohibit Consilium's or Buyer's ownership or operation of the Purchased Assets or compel Consilium or Buyer to dispose of or hold separate all or a material portion of the Assets as a result of the Acquisition, or (iii) render Consilium, Buyer, Seller or the Shareholder unable to consummate the Acquisition.

     8.2  Conditions to Consilium's and Buyer's Obligations to Close.
          ----------------------------------------------------------
Consilium's and Buyer's obligations to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions, any one or more of which may be waived by Consilium and Buyer, in whole or part on or as of the Closing Date.

          (a) Seller's and the Shareholder's Representations and Warranties.
              -------------------------------------------------------------
The representation and warranties of Seller and the Shareholder contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on that date.

          (b) Seller's and Shareholder's Covenants.  Seller and the Shareholder
              ------------------------------------
shall have performed and complied with all of the terms, covenants and conditions set forth herein which are to be performed or complied with by Seller or the Shareholder before or as of the Closing Date.

          (c) Employees.  Not less than 80% of the Taiwan Employees shall have
              ---------
accepted employment with Buyer directly or indirectly; and each of James Wang, Hersong Chen and Chris Ting (the "Key Employees") shall have accepted employment with Buyer pursuant to the terms of the Employment and Noncompetition Agreements (the "Employment and Noncompetition Agreements").

          (d) Shareholder Employment and Noncompetition Agreement.  The
              ---------------------------------------------------
Shareholder shall have accepted employment with Buyer and shall have executed and delivered a Shareholder Employment and Noncompetition Agreement.

          (e) Software Licensing Agreement.  Buyer and Seller shall have
              ----------------------------
executed and delivered the Software Licensing Agreement in substantially the form attached hereto as Exhibit 8.2(e).
                        --------------

          (f) Consents and Approvals.  All material government approvals and
              ----------------------
agreements and consents of any third party necessary for Seller's consummation of the transactions contemplated hereby shall have been obtained, and Seller shall have satisfied any notice requirements under applicable bulk sales laws.

          (g) Due Diligence Investigation.  Representatives of Consilium shall
              ---------------------------
have completed a due diligence investigation concerning Seller and the results of such investigation shall have been satisfactory in the sole discretion of Consilium.

          (h) Assignment of Material Contracts.  On or prior to the Closing
              --------------------------------
Date, the Material Contracts and the Leases shall have been assigned to Buyer and Seller shall have received consents to all such assignments from the parties to the Material Contracts.

          (i) Amendment of Agreement; New Contract.  On or prior to the Closing
              ------------------------------------
Date, Seller shall have amended its current agreement with United
Microelectronics Corporation, which has an effective date of June 6, 1994 (the "UMC Agreement"), to the satisfaction of Consilium, and Seller shall have entered into an agreement with United Semiconductor Company (the "USC Agreement") satisfactory to Consilium, each in the sole discretion of Consilium.

          (j) Closing Date.  The Closing of the Acquisition shall have occurred
              ------------
on or before July 8, 1996.

     8.3  Seller's and Shareholder's Conditions to Close.  Seller's and
          ----------------------------------------------
Shareholder's obligations to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions, any one or more of which may be waived by Seller, in whole or in part, on or as of the Closing Date.

          (a) Consilium's and Buyer's Representations and Warranties.  The
              ------------------------------------------------------
representations and warranties of Consilium and Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on that date.

          (b) Consilium's and Buyer's Covenants.  Consilium and Buyer shall have
              ---------------------------------
performed and complied with all of the terms, covenants and conditions set forth herein which are to be performed or complied with by Consilium and Buyer before or as of the Closing Date.

          (c) Consents and Approvals.  All material government approvals and
              ----------------------
agreements and consents of any third party necessary for Consilium's and Buyer's consummation of the transactions contemplated hereby shall have been obtained.

          (d) Offer of Employment.  The Key Employees shall be offered
              -------------------
employment with Buyer pursuant to terms of the Employment and Noncompetition Agreements.

          (e) Closing Date.  The Closing shall have occurred on or before  July
              ------------
8, 1996.

9.   The Closing.
     -----------

     9.1  Closing.  The closing of the Acquisition and the other transactions
          -------
contemplated herein (the "Closing") shall take place on July 8, 1996, at 2:00 p.m., Pacific Time, at the offices of Gray Cary Ware & Freidenrich in Palo Alto, California, or at such other time or place as may be mutually agreed by Consilium and Seller (the "Closing Date").

     9.2  Seller's and Shareholder's Actions at the Closing.  At the Closing,
          -------------------------------------------------
Seller will deliver or cause to be delivered to Buyer the following:

          (a) Possession.  Full possession and enjoyment of the Purchased
              ----------
Assets, which, in the case of the equipment and the tangible personal property included in the Purchased Assets, shall be delivered by making them available during normal business hours in designated locations at the principal place of business for the Taiwan Business.

          (b) Bills of Sale.  Such instruments of sale, assignment and transfer
              -------------
conveying all right, title and interest with respect to all of the Purchased Assets to Buyer, all in such form as Buyer may reasonably request;

          (c) Additional Documents.  Such additional duly executed documents of
              --------------------
assignment or transfer of title as may be reasonably necessary to transfer and assign to Buyer the Purchased Assets and to permit Buyer to register ownership of any of the Purchased Assets in its own name;

          (d) Consents.  All necessary written consents of third parties to the
              --------
transfer to Buyer of any item of the Purchased Assets and consents to assignments of all Material Contracts;

          (e) Software Licensing Agreement.  The Software Licensing Agreement
              ----------------------------
required under Section 8.2(e) of this Agreement;

          (f) Bring Down Certificate.  A certificate addressed to Consilium and
              ----------------------
the Buyer and executed by the Seller and the Shareholder as of the Closing Date to the effect that each representation and warranty of Seller and the Shareholder made in this Agreement is true and correct in all material respects on and as of the date of such certificate with the same effect as though each such representation or warranty had been made or given on and as of such date, and that Seller and the Shareholder have performed and complied with all the terms, covenants and conditions set forth herein which are to be performed or complied with by them before or as of the Closing; and

          (g) Additional Agreements.  The Employment and Noncompetition
              ---------------------
Agreements and the Shareholder Employment and Noncompetition Agreement required under Sections 8.2(c) and 8.2(d), respectively, of this Agreement.

     9.3  Consilium and Buyer Actions at the Closing.  At the Closing, Consilium
          ------------------------------------------
or Buyer will deliver to Seller:

          (a) Payment of Purchase Price.  A check or wire transfer of funds
              -------------------------
representing the Initial Payment against delivery of the items specified in the preceding Section 9.2;

          (b) Software Licensing Agreement.  The Software Licensing Agreement
              ----------------------------
required under Section 8.2(e) of this Agreement;

          (c) Additional Agreements.  The Employment and Noncompetition
              ---------------------
Agreements and the Shareholder Employment and Noncompetition Agreement required under Sections 8.2(c) and 8.2(d), respectively, of this Agreement; and

          (d) Bring Down Certificate.  A certificate addressed to the Seller and
              ----------------------
executed by Consilium and the Buyer as of the Closing Date to the effect that each representation and warranty of Consilium and Buyer made in this Agreement is true and correct in all material respects on and as of the date of such certificate with the same effect as though each such representation or warranty had been made or given on and as of such date, and that Consilium and Buyer have performed and complied with all the terms, covenants and conditions set forth herein which are to be performed or complied with by it before or as of the Closing.

10.  Termination.
     -----------

     10.1 Termination.  This Agreement, and the transactions contemplated
          -----------
hereby, may not be terminated except as follows:

          (a) Upon the mutual consent of Consilium and Seller; or

          (b) By Consilium or Seller if any of the conditions set forth in
Section 7.1 hereof shall not have been satisfied unless those conditions have been waived by the appropriate party at the time of the Closing; or

          (c) By Consilium, if any of the conditions to its obligations set forth in Section 8.2, hereof, shall not have been satisfied unless those conditions have been waived by Consilium at the time of Closing; or

          (d) By Seller, if any of the conditions to its obligations set forth in Section 8.3, hereof, shall not have been satisfied unless those conditions have been waived by Seller at the time of Closing; or

          (e) By Consilium or Seller, if the Closing has not occurred on or before July 8, 1996 (or such later date as may have been approved by the parties hereto), provided, however, that the right to terminate this Agreement under this Paragraph 10.1(e) shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

     10.2 Remedies.  If Consilium or Seller shall terminate this Agreement
          --------
pursuant to the provisions of this Section 10, such termination shall not waive or terminate any rights or remedies which the terminating party may have against the other party hereto, whether at law or equity, and such termination shall not affect the confidentiality obligations of any party hereto. In addition to any other rights or remedies to which a party may be entitled by virtue of the other party's breach hereof, the nonbreaching party shall be entitled to require the breaching party to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, if necessary through injunction or other court order or process. Nothing contained herein shall be deemed to require any party to terminate this Agreement rather than to proceed with the Closing if a condition precedent to the obligations of such party has not been satisfied.

11.  Survival of Representations, Warranties and Covenants; Indemnification.
     ----------------------------------------------------------------------

     11.1 Survival of Representations, Warranties and Covenants.  The
          -----------------------------------------------------
representations, warranties, agreements and covenants of Seller and Shareholder contained in this Agreement shall survive the Closing for a period ending at midnight, PST, on the second anniversary of the Closing Date and shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the satisfaction of any condition to the Closing. At the end of such period, all such agreements, covenants, representations or warranties by Seller shall expire and be of no further force and effect, provided, however, that Seller will remain liable thereafter to the extent one or more Claims (as defined in Section 11.2) shall have been asserted in writing by Consilium on or before the expiration of such period. Consilium's and Buyer's representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the termination of this Agreement in accordance with its terms or the Closing, unless otherwise specified herein.

     11.2 Indemnification by Seller and the Shareholder.
          ---------------------------------------------

          (a) Seller and the Shareholder will jointly and severally defend, indemnify and hold harmless Consilium from and against any and all demands, claims, debts, damages, losses and liabilities (individually a "Claim" or collectively "Claims") which are asserted against, incurred by or imposed upon Buyer and which constitute, directly result from, or relate to (i) the inaccuracy of any representation or the breach of any warranty made in this Agreement or otherwise made in writing and delivered by any Seller or Shareholder to Consilium in connection with the transactions contemplated hereby; (ii) any failure of Seller or the Shareholder to perform or comply with any of their respective covenants and agreements set forth herein or in any other document executed in connection with the transactions contemplated hereby;
(iii) any liabilities, obligations or commitments of, and all claims against Seller, its shareholders, directors, officers, employees or agents or the Taiwan Subcontractors involving any of the Purchased Assets (including the Intellectual Property Rights), arising from or based upon (A) any condition, event or action existing on or occurring before the Closing Date, (B) Seller's use and operation of any retained assets after the Closing Date, or (C) noncompliance with the bulk sales or similar laws of Taiwan, except to the extent that such liabilities, obligations, commitments or claims are Assumed Liabilities and (iv) any Excluded Liabilities.

          (b) Consilium shall indemnify and save harmless the Seller and the Shareholder from and against any and all Claims which are asserted against, incurred by, or imposed upon the Seller or the Shareholder and which constitute, directly result from, or relate to the inaccuracy of any representation or the breach of any warranty made in this Agreement or otherwise made in writing and delivered by Consilium or the Buyer to the Seller or the Shareholder in connection with the transactions contemplated hereby.

          (c) The indemnification obligations set forth herein shall terminate as to any Claim (or any potential Claim by an appropriate party) not asserted by Consilium in writing prior to midnight, PST, on the second anniversary of the Closing Date. The term "Claim" shall include, but not be limited to, any claim or action by any claimant, creditor, interest holder or other party in interest. As used in this Section 11, the term "Indemnitor" means the party against whom indemnification hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder. The following are conditions precedent to any liability of an Indemnitor under Section 11.2(a) or Section 11.2(b):

              (i) Indemnitee shall give Indemnitor prompt written notice of any event or assertion of which it has knowledge concerning any Claims and as to which it may request indemnification.

              (ii) Indemnitee shall cooperate with and assist Indemnitor in defending or settling the Claims.

              (iii) Indemnitee shall permit Indemnitor to control the defense or settlement of the Claims, including selection of counsel to represent Indemnitor and Indemnitee, provided that such counsel shall be reasonably satisfactory to Indemnitee. Indemnitee may maintain separate counsel at its own cost and expense in connection with any Claim.

              (iv) In no event shall Indemnitee compromise or settle a Claim without the prior written approval of Indemnitor, which approval shall not be unreasonably withheld.

              (v) The assumption of the defense of any Claim by Indemnitor shall be an acknowledgment by Indemnitor that such Claim is subject to indemnification under the provisions of this Section 11.2 and that such provisions are binding on Indemnitor. If, however, Indemnitor fails or refuses to undertake the defense of such Claim within ten (10) days after written notice of such Claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, and, subject to Section 11.2(c)(iv) above, compromise and settlement of such Claim with counsel of its own choosing. Failure of Indemnitee to furnish written notice to Indemnitor of a Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

          (d) The amounts for which Indemnitee may seek indemnification under this Section shall extend to, and as used herein the term "Claim" shall include, reasonable attorneys' fees, reasonable accountants' fees, costs of litigation and other expenses reasonably incurred by Indemnitee in the investigation or defense of any claim asserted against Indemnitee and any amounts paid in settlement or compromise of any claim asserted against it, but only to the extent that the claim asserted is or would have been subject to the provisions of this Section 11.

          (e) Subject to the next sentence, any payment due to Indemnitee (or payable to Indemnitee) pursuant to a Claim shall be paid by bank cashier's check or wire transfer. Without limiting any other rights it may have, Consilium may, at its sole option by notice to Seller, satisfy an amount due to Consilium pursuant to any Claim by withholding such amount from any amounts due to or to become due to Seller pursuant to Section 2.2 hereof.

          (f) The indemnification obligations of an Indemnitor under this
Section 11.2 shall continue in full force and effect as to any Claim as to which notice has been given pursuant to Section 11.2(c)(i) until such Claim has been settled either by mutual agreement of the parties concerned, by mediation or arbitration in accordance with the provisions of this Agreement or in the event of a Claim resulting from legal action by a third party, by the final arbitration award or final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken). Any dispute over a claim under Section 11.2 (a "Contested Claim") shall be settled by mediation or arbitration in accordance with Sections 12.14 and 12.15. The right of Indemnitee to be indemnified under this Section 11.2 shall not limit, reduce or otherwise affect any other rights and remedies it may have with respect to the matters indemnified under this Agreement.

12.  Miscellaneous Provisions.
     ------------------------

     12.1 Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be in writing and shall be personally delivered, deposited in the United States mail, first class postage pre-paid with return receipt requested, transmitted by telecopy or telex, or sent by a private messenger or carrier which issues delivery receipts, to the parties at the following addresses:

          (i)  If to Seller:

               Systematic Designs International, Inc.
               11805 N.E. 99th Street, Suite 1380
               Vancouver, WA  98682
               Attn:  Jack C. Griffith

          with copies to:

               Buckley Le Chevalier, P.C.
               Five Centerpointe Drive, Suite 250
               Lake Oswego, OR  97035
               Attn:  Robert Le Chevalier

          (ii)  If to the Shareholder:

               Jen-Shih Jessi Niou
               18005 NE 99th St.
               Suite 1380
               Vancouver, WA  98682

          with copies to:

               Jane M. Niou
               1512 SE 126th Court
               Vancouver, WA  98683

          (iii)  If to Consilium or Buyer:

               Consilium, Inc.
               485 Clyde Avenue
               Mountain View, CA  94043
               Attn:  Ed Norton

          with a copy to:

               Gray Cary Ware & Freidenrich
               400 Hamilton Avenue
               Palo Alto, CA  94301-1825
               Attention:  Diane Holt Frankle

Any party may change the addresses specified above by notice to the other party in accordance with this Section. Notices shall be effective when actually received.

     12.2 Attorney Fees.  If any legal action is necessary to enforce the terms
          -------------
and conditions of this Agreement, the prevailing party shall be entitled to recover all costs of suit and reasonable attorneys' fees.

     12.3 Expenses; Finder's Fees.  Whether or not the transactions contemplated
          -----------------------
hereby are consummated, each of the parties hereto shall pay its own expenses (including the fees of its attorneys, other professionals and the commissions, if any, due to any broker) in connection with this Agreement and the transactions contemplated hereby. Each party shall indemnify and hold the other party harmless from and against any claim or liability in the nature of a commission or finders' fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its employees or agents is responsible.

     12.4 Entire Agreement.  This Agreement, including the Exhibits hereto,
          ----------------
contains all of the terms and provisions and constitutes the entire agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior written, oral and implied understandings, representations and agreements of Consilium, Buyer, Seller and the Shareholder relating to the subject matter of this Agreement.

     12.5 Amendment.  This Agreement may not be amended, modified or
          ---------
supplemented except pursuant to an instrument in writing executed and delivered on behalf of each of Consilium, Buyer, Seller and the Shareholder which instrument, when so executed and delivered, shall thereupon become a part of this Agreement.

     12.6 Further Assurances.  From time to time upon request, whether on or
          ------------------
after the Closing Date, and without further consideration, Consilium, Seller, Buyer and the Shareholder shall execute and deliver such further instruments and take such further actions as the other may reasonably requires to vest buyer with full right and title to and possession of all Purchased Assets or otherwise to fulfill more completely the purposes of this Agreement. The officers of Seller are directed and fully authorized in the name of Seller or otherwise to take, and will take, all such lawful and necessary or desirable actions.

     12.7 Binding Effect.  This Agreement and the terms and provisions hereof,
          --------------
shall inure to the benefit of, and be binding upon, Consilium, Buyer, Seller and the Shareholder and each of their respective assigns, successors and legal representatives.

     12.8 Headings.  The article, section and other headings contained in this
          --------
Agreement are for convenience only, and shall not be used in the construction of this Agreement.

     12.9 Applicable Law.  This Agreement, except Section 5.6, shall be
          --------------
construed and enforced in accordance with the laws of the State of California as applied to agreements made and performed in California by residents of California. Section 5.6 of this Agreement shall be construed and enforced in accordance with the laws of the State of Washington as applied to agreements made and performed in Washington by residents of Washington.

     12.10  Invalid Provisions.  If any term, provision, covenant, or condition
            ------------------
of this Agreement, or the application thereof to any person or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition as applied to other persons or circumstances shall remain in full force and effect.

     12.11  Counterparts.  This Agreement may be executed in counterparts, each
            ------------
of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall not bind Consilium, Seller, Buyer or the Shareholder as an offer or an agreement unless signed by the party sought to be bound.

     12.12  Confidentiality of Information.  Until the Closing, all information
            ------------------------------
given to either party by the other in connection with this Agreement and designated as "confidential" by the disclosing party shall be used only for purposes related to the consummation of the transactions contemplated herein, and shall be disclosed to either party's employees and representatives and appropriate third parties only on a "need to know" basis in connection with such purposes. If the Closing does not occur for any reason, each party shall return to the other all confidential materials which were provided to such party by the other party, its employees or customers, and all such disclosures shall be treated as confidential and shall not be disclosed by the receiving party, its representatives or employees to others except insofar (a) as such information is or becomes a matter of public knowledge through no act or failure to act of the receiving party, its representatives or employees, (b) as may be required by law, (c) as such information becomes available to the receiving party on a non-confidential basis

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



from a source other than the disclosing party without breach of any confidential relationship with the disclosing party, or (d) as such information was known to receiving party prior to its disclosure to the receiving party by the disclosing party.

     12.13  Advice of Legal Counsel.  Each party acknowledges and represents
            -----------------------
that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. Further, each party has reviewed this Agreement, which may not be construed against any party by reason of its preparation or word processing.

     12.14  Alternative Dispute Resolution.  The parties will attempt to settle
            ------------------------------
any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and in a spirit of mutual cooperation. If those attempts fail, then such dispute will be mediated by either the Judicial Arbitration and Mediation Service in San Francisco, California or a mediator mutually acceptable to the parties. By mutual agreement, however, the parties may postpone mediation until they have each completed some specified but limited discovery regarding the dispute. The parties may also mutually agree to replace mediation with some other form of alternative dispute resolution ("ADR"), such as neutral fact-finding or a mini-trial. Any dispute which the parties cannot resolve through negotiation, mediation, or another form of ADR within sixty (60) days of the date of the initial demand for negotiation, mediation, or ADR by one of the parties shall be submitted to binding arbitration, in accordance with
Section 12.15.

     12.15  Arbitration.  Any claim, dispute, or controversy arising out of or
            -----------
in connection with or relating to this Agreement or the breach or alleged breach thereof will be submitted by the parties to arbitration by the American Arbitration Association (the "Association") in the City of San Jose, State of California, United States of America under the commercial rules then in effect for that Association, except as provided herein. Each party will choose one arbitrator within thirty (30) days of receipt of the notice of intent to arbitrate. Within sixty (60) days of receipt of the notice of intent to arbitrate, the two arbitrators will choose a neutral third arbitrator who will act as chairman. If no arbitrator is appointed within the times herein provided, or any extension of time which is mutually agreed upon, the Association will make such appointment within thirty (30) days of such failure. The parties will be entitled to discovery as provided in Sections 1283.05 and 12831.1 of the Code of Civil Procedure of the State of California or any successor provision, whether or not the California Arbitration Act is deemed to apply to the arbitration. The award rendered by the arbitrators will include costs of arbitration, reasonable attorneys' fees, and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. Nothing in this Agreement will be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as provided under Sections 5.6 or 10.2, as necessary to enforce rights under Section 12.6

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

or as necessary to protect either party's name, proprietary information, trade secrets, know-how, or any other Intellectual Property Rights pursuant to Section 12.12.

     IN WITNESS HEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.


"SELLER"                              "CONSILIUM"

SYSTEMATIC DESIGNS                    CONSILIUM, INC.
INTERNATIONAL, INC.



By: /s/Jen-Shih Jessi Niou            By: /s/Jonathan J. Golovin
    ----------------------                ----------------------



"SHAREHOLDER"                         "BUYER"

JEN-SHIH JESSI NIOU                   CONSILIUM TAIWAN, INC.



By:  /s/Jen-Shih Jessi Niou           By: /s/Clifton Wong
     ----------------------               ---------------------------

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